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                                                                      EXHIBIT 99


                      PRESS RELEASE DATED DECEMBER 26, 2001

FREEPORT-MCMORAN OIL AND GAS
ROYALTY TRUST

JPMORGAN CHASE BANK, TRUSTEE


                                  NEWS RELEASE


TEXAS CIRCUIT- FOR IMMEDIATE RELEASE


         HOUSTON, TEXAS (December 26, 2001) FREEPORT-MCMORAN OIL AND GAS ROYALTY TRUST (OTC Bulletin board Symbol: FMOLS) At a Special Meeting of Unitholders held on October 5, 2001, the Unitholders approved a shareholder proposal to amend the Trust Indenture instructing the Trustee to sell the royalty interest held by the Trust to Texas Standard Oil Company, a Texas corporation (TXS), and to delay any liquidating distribution of Trust assets, less amounts withheld by the Trustee for contingent liabilities of the Trust, until completion of an exchange offer by TXS or December 31, 2001, whichever occurs first. On October 11, 2001, in accordance with the shareholder proposal approved at the Special Meeting of Unitholders held on October 5, 2001, the Trustee sold the royalty interest held by the Trust to TXS for $1,000 in cash.

         The Trust's remaining assets are the proceeds from the sale to TXS and the expense reserve established by the Trustee to pay the Trust's ongoing administrative expenses. The combined amount of these assets was $54,008.49 on December 21, 2001. The Trustee has been informed by TXS that TXS will not complete an exchange offer for the outstanding units of the Trust prior to December 31, 2001. In order to provide the Unitholders with the opportunity to participate in the exchange offer with TXS, the Trustee will not terminate the Trust until completion of the exchange offer by TXS or depletion of the Trust's expense reserve, whichever occurs first.

         The Trustee anticipates that the entire amount of the Trust's remaining assets will be needed to pay the costs to wind up the affairs of the Trust, including the additional administrative expenses the Trust will incur until the Trust is terminated upon completion of the exchange offer by TXS or depletion of the Trust's expense reserve, whichever occurs first. Therefore, the Trustee will withhold the remaining amount of the expense reserve to pay the expenses associated with the termination of the Trust and does not expect to make a liquidating distribution.

               CONTACT: FREEPORT-MCMORAN OIL AND GAS ROYALTY TRUST
                           JPMORGAN CHASE BANK, TRUSTEE
                           MIKE ULRICH (512) 479-2562
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